Exhibit 99.1

Primoris Services Corporation Reports First Quarter 2021 Results

Dallas, TX – May 5, 2021– Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its first quarter ended March 31, 2021 and updated the Company’s outlook.

For the first quarter 2021, Primoris reported the following highlights:

●	Revenue of $818.3 million, an increase of 10 percent over prior year
●	Net income attributable to Primoris of $5.9 million, compared to a $3.7 million loss in prior year
●	Fully diluted earnings per share of $0.12, compared to a loss of $0.08 in the prior year
●	Cash flows from operations of $7.5 million, compared to cash used in operations of $5.5 million in the prior year
●	Backlog of $3.1 billion as of March 31, 2021
●	Completion of the Future Infrastructure Holdings, LLC (“Future Infrastructure” or “FIH”) acquisition

“We had a strong first quarter despite $13.9 million in transaction costs and a one-week shut down from Texas through the Southeast due to the historic winter storm in February,” said Tom McCormick, President and Chief Executive Officer of Primoris. “We accomplished a great deal during the quarter, starting with the successful reorganization of our segments, followed by the completion of the acquisition of Future Infrastructure, and ending with the completion of the Company’s first secondary public offering. We now have a structure primed for success, as well as much more financial flexibility to not only support our organic growth, but to also provide us optionality in the acquisition market.”

Summarizing the segment results for the quarter, McCormick noted: “We are beginning to show the benefits of our strong project execution. Gross margins as a percentage of revenue in all three of our segments increased over the same period in the prior year by three to four percent. Our Utility Segment led the revenue growth with a 34 percent increase compared to the same period in 2020, primarily due to the Future Infrastructure acquisition and increased activity with a significant customer in Texas. Solar energy projects positioned our Energy/Renewables Segment to increase revenues by 17 percent. Our Pipeline Services Segment revenue declined, as expected, although our gross margins, as a percentage of revenue, increased by three percent compared to 2020.”

2021 First Quarter Results Overview

Beginning with the first quarter of 2021, the Company consolidated and reorganized its operating segments. The three new segments are: Utilities, Energy/Renewables and Pipeline Services.

On January 15, 2021, Primoris acquired Future Infrastructure in an all-cash transaction which was added to the Company’s Utility Segment. The transaction expanded the Company’s utility services capabilities and directly aligns with Primoris’ strategy to grow in large, higher-growth, higher-margin markets.

Revenue was $818.3 million for the three months ended March 31, 2021, an increase of $75.1 million, or 10 percent, compared to the same period in 2020. The increase was primarily due to growth in the Energy/Renewables and Utilities segments, including $60.7 million from the acquisition of FIH. These amounts were partially offset by lower revenue in the Pipeline segment. Gross profit was $80.2 million for the three months ended March 31, 2021, an increase of $32.4 million, or 68 percent, compared to the same period in 2020. The increase was attributable both to the acquisition of Future Infrastructure ($9.8 million) and to an increase in revenue and margins from the Company’s legacy operations. Gross profit as a percentage of revenue increased to 9.8 percent for the three months ended March 31, 2021, compared to 6.4 percent for the same period in 2020.

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended March 31,
	2021		2020
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$335,012	40.9%	$249,954	33.6%
Energy/Renewables	352,864	43.2%	301,766	40.6%
Pipeline	130,453	15.9%	191,523	25.8%
Total	$818,329	100.0%	$743,243	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended March 31,
	2021		2020
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$21,716	6.5%	$6,314	2.5%
Energy/Renewables	42,672	12.1%	25,004	8.3%
Pipeline	15,793	12.1%	16,492	8.6%
Total	$80,181	9.8%	$47,810	6.4%

Utilities Segment (“Utilities”): Revenue increased by $85.1 million, or 34 percent, for the three months ended March 31, 2021, compared to the same period in 2020, primarily due to the Future Infrastructure acquisition ($60.7 million) for a portion of the first quarter and increased activity with a significant customer in Texas. Gross profit for the three months ended March 31, 2021 increased by $15.4 million compared to the same period in 2020, primarily due to the acquisition of Future Infrastructure ($9.8 million) for a portion of the first quarter, as well as higher revenue and margins from the Company’s legacy operations. Gross profit as a percent of revenue increased to 6.5 percent during the three months ended March 31, 2021, compared to 2.5 percent in the same period in 2020, due to the favorable margins realized by the Future Infrastructure acquisition and improved margins from our legacy operations.

Energy and Renewables Segment (“Energy/Renewables”): Revenue increased by $51.1 million, or 17 percent, for the three months ended March 31, 2021, compared to the same period in 2020, primarily due to increased renewable energy activity ($80.0 million), partially offset by the substantial completion of an industrial project in Texas in the first half of 2020. Gross profit for the three months ended March 31, 2021, increased by $17.7 million, or 71 percent, compared to the same period in 2020, primarily due to higher revenue and margins. Gross profit as a percentage of revenue increased to 12.1 percent during the three months ended March 31, 2021, compared to 8.3 percent in the same period in 2020, primarily due to favorable claims resolution on an industrial plant project in 2021 and higher costs associated with an engineering project and a Canadian tank farm project in 2020.

Pipeline Services (“Pipeline”): Revenue decreased by $61.1 million, or 32 percent, for the three months ended March 31, 2021, compared to the same period in 2020. The decrease is primarily due to the substantial completion of pipeline projects in the first half of 2020 ($104.4 million), partially offset by progress on two pipeline projects in Texas that began subsequent to the first quarter of 2020. Gross profit for the three months ended March 31, 2021 decreased by $0.7 million, or 4 percent, compared to the same period in 2020, as lower revenue was partially offset by higher margins. Gross profit as a percentage of revenue increased to 12.1 percent during the three months ended March 31, 2021, compared to 8.6 percent in the same period in 2020, primarily due to strong performance and favorable margins realized on a Texas pipeline project in 2021 and startup costs on pipeline projects in Texas in 2020 that negatively impacted margins.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $53.4 million during the three months ended March 31, 2021, an increase of $9.0 million compared to 2020, primarily due to $7.9 million of incremental expense from the Future Infrastructure acquisition during the quarter. SG&A expense as a percentage of revenue increased to 6.5 percent compared to 6.0 percent for the corresponding period in 2020, due primarily to increased expense as we integrate Future Infrastructure into our operations.

Transaction and related costs were $13.9 million for the three months ended March 31, 2021, consisting primarily of professional fees paid to advisors and expenses associated with the purchase of Primoris common stock at a 15 percent discount by certain employees of Future Infrastructure. No transaction and related costs were incurred for the three months ended March 31, 2020.

Interest expense for the three months ended March 31, 2021, decreased compared to the same period in 2020 due primarily to a favorable impact from the change in the fair value of the Company’s interest rate swap, partially offset by higher average debt balances from borrowings incurred related to the Future Infrastructure acquisition. During the first quarter of 2021, the Company recognized a $1.3 million unrealized gain on the change in the fair value of the interest rate swap compared to a $5.0 million unrealized loss in the same period in 2020.

The effective tax rate on income attributable to Primoris (excluding noncontrolling interests) was 29.0 percent for the three months ended March 31, 2021. The rate differs from the U.S. federal statutory rate of 21.0 percent primarily due to state income taxes and nondeductible components of per diem expenses.

Outlook

Balancing the ongoing uncertainty surrounding the COVID-19 pandemic with the expected growth in operations, Primoris estimates that for the year ending December 31, 2021, net income attributable to Primoris will be between $2.30 and $2.50 per fully diluted share. The revised per share range is a result of dilution from the additional shares issued under the Company’s secondary offering partially offset by better than expected first quarter 2021 performance. The Company is targeting SG&A expense as a percentage of revenue in the high-five percent to low-six percent range for 2021. The Company estimates capital expenditures for the remainder of 2021 in the range of $60 to $80 million. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 12 to14 percent; Energy/Renewables in the range of 9 to 12 percent; and Pipeline Services in the range of 9 to 13 percent.

The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.primoriscorp.com.

Backlog

				Expected Next Four
				Quarters Total
	Backlog at March 31, 2021 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Utilities	$47	$1,341	$1,388	100%
Energy/Renewables	1,286	100	1,386	84%
Pipeline	278	35	314	79%
Total	$1,612	$1,477	$3,088	91%

At March 31, 2021, Fixed Backlog was $1.61 billion and MSA Backlog was $1.48 billion. Total Backlog at the end of the first quarter 2021 was $3.1 billion, an increase of $311 million primarily due to the additional backlog from the Future Infrastructure acquisition. MSA Backlog represents estimated MSA revenue for the next four quarters.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenues from certain projects, such as cost reimbursable and time-and-materials projects, do not flow through backlog. At any time, any project may be cancelled at the convenience of customers.

Other Business Updates

In connection with a public offering in March of this year, the Company agreed to issue and sell 4.5 million shares of common stock. The shares were offered and sold at a public offering price of $35.00 per share. The net proceeds of approximately $149.4 million were used for the repayment of $100 million of the Company’s revolving line of credit and approximately $50 million of the Company’s term loan. Goldman Sachs & Co. LLC, Morgan Stanley, and UBS Investment Bank acted as joint book-running managers for the transaction.

The Company also announced that on May 4, 2021, its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on June 30, 2021, payable on July 15, 2021.

Response to the COVID-19 Pandemic

The Company continues to take steps to protect its employees’ health and safety during the COVID-19 pandemic. Primoris has a written corporate COVID-19 Plan in place, as well as Business Continuity Plans (by business unit and segment), based on guidelines from the U.S. Centers for Disease Control and Prevention, the Occupational Safety and Health Administration, and their Canadian counterparts.

Conference Call and Webcast

As previously announced, management will host a teleconference call on May 6, 2021, at 9 a.m. U.S. Central Time (10 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and financial outlook.

Investors and analysts are invited to participate in the call by phone at 1-833-476-0954, or internationally at 1-236-714-2611 (access code: 3659605) or via the Internet at www.primoriscorp.com. A replay of the call will be available on the Company’s website or by phone at 1-800-585-8367, or internationally at 1-416-621-4642 (access code: 3659605), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.primoriscorp.com. Once at the Investor Relations section, please click on “Events & Presentations.”

About Primoris

Founded in 1960, Primoris is one of the leading providers of specialty contracting services operating throughout the United States and Canada. Primoris provides a wide range of specialty construction services, fabrication, maintenance, and engineering services to a diversified base of blue-chip customers. For additional information, please visit www.primoriscorp.com.

Forward Looking Statements

This press release contains certain forward-looking statements that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services, including changes to renewable portfolio standards and demand for renewable energy projects; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; national and/or global requirements related to climate change and the impact of greenhouse gas emissions; risks or uncertainties associated with events outside of the Company’s control, including severe weather conditions, public health crises and pandemics (such as COVID-19), political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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Company Contact
Ken Dodgen	Brook Wootton
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bwootton@prim.com

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenue	$818,329	$743,243
Cost of revenue	738,148	695,433
Gross profit	80,181	47,810
Selling, general and administrative expenses	53,432	44,388
Transaction and related costs	13,896	—
Operating income	12,853	3,422
Other income (expense):
Foreign exchange gain, net	23	136
Other (expense) income, net	(5)	12
Interest income	85	281
Interest expense	(4,721)	(9,112)
Income (loss) before provision for income taxes	8,235	(5,261)
(Provision) benefit for income taxes	(2,387)	1,527
Net income (loss)	5,848	(3,734)

Net loss (income) attributable to noncontrolling interests	2	(3)

Net income (loss) attributable to Primoris	$5,850	$(3,737)

Dividends per common share	$0.06	$0.06

Earnings (loss) per share:
Basic	$0.12	$(0.08)
Diluted	$0.12	$(0.08)

Weighted average common shares outstanding:
Basic	49,503	48,588
Diluted	50,026	48,588

CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	March 31,	December 31,
	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$212,770	$326,744
Accounts receivable, net	478,972	432,455
Contract assets	366,343	325,849
Prepaid expenses and other current assets	46,158	30,218
Total current assets	1,104,243	1,115,266
Property and equipment, net	414,990	356,194
Operating lease assets	205,725	207,320
Deferred tax assets	1,934	1,909
Intangible assets, net	181,226	61,012
Goodwill	588,845	215,103
Other long-term assets	18,471	12,776
Total assets	$2,515,434	$1,969,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$258,748	$245,906
Contract liabilities	256,478	267,227
Accrued liabilities	216,824	200,673
Dividends payable	3,223	2,887
Current portion of long-term debt	61,480	47,722
Total current liabilities	796,753	764,415
Long-term debt, net of current portion	592,087	268,835
Noncurrent operating lease liabilities, net of current portion	136,682	137,913
Deferred tax liabilities	13,548	13,548
Other long-term liabilities	75,000	70,077
Total liabilities	1,614,070	1,254,788
Commitments and contingencies
Stockholders’ equity
Common stock	6	5
Additional paid-in capital	272,584	89,098
Retained earnings	627,320	624,694
Accumulated other comprehensive income	1,419	958
Noncontrolling interest	35	37
Total stockholders’ equity	901,364	714,792
Total liabilities and stockholders’ equity	$2,515,434	$1,969,580

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$5,848	$(3,734)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities (net of effect of acquisitions):
Depreciation and amortization	24,852	21,537
Stock-based compensation expense	6,152	499
Gain on sale of property and equipment	(2,743)	(2,311)
Unrealized (gain) loss on interest rate swap	(1,283)	4,970
Other non-cash items	151	81
Changes in assets and liabilities:
Accounts receivable	10,321	(13,911)
Contract assets	(7,546)	(15,682)
Other current assets	(14,675)	(4,849)
Other long-term assets	(153)	204
Accounts payable	186	23,934
Contract liabilities	(13,625)	(15,389)
Operating lease assets and liabilities, net	(1,343)	119
Accrued liabilities	2,406	(179)
Other long-term liabilities	(1,034)	(756)
Net cash provided by (used in) operating activities	7,514	(5,467)
Cash flows from investing activities:
Purchase of property and equipment	(19,078)	(9,311)
Proceeds from sale of property and equipment	2,091	6,902
Cash paid for acquisitions, net of cash acquired	(613,224)	—
Net cash used in investing activities	(630,211)	(2,409)
Cash flows from financing activities:
Borrowings under revolving line of credit	100,000	—
Payments on revolving line of credit	(100,000)	—
Proceeds from issuance of long-term debt	400,000	6,800
Repayment of long-term debt	(59,353)	(14,976)
Proceeds from issuance of common stock	178,863	578
Debt issuance costs	(4,876)	—
Repurchase of common stock	—	(7,393)
Dividends paid	(2,887)	(2,919)
Other	(3,283)	(1,285)
Net cash provided by (used in) financing activities	508,464	(19,195)
Effect of exchange rate changes on cash and cash equivalents	259	259
Net change in cash and cash equivalents	(113,974)	(26,812)
Cash and cash equivalents at beginning of the period	326,744	120,286
Cash and cash equivalents at end of the period	$212,770	$93,474